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Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 15, 2009, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror (as defined below) by Thomas Weisel Partners LLC, the dealer manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SEPRACOR INC.
at
$23.00 Net Per Share
Pursuant to the Offer to Purchase Dated September 15, 2009
by
APTIOM, INC.
an indirect wholly-owned subsidiary
of
DAINIPPON SUMITOMO PHARMA CO., LTD.

        Aptiom, Inc., a Delaware corporation ("Offeror") and an indirect wholly owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd, a joint stock corporation incorporated under the laws of Japan ("DSP"), is offering to purchase all outstanding shares of common stock, par value $0.10 per share (the "Sepracor Common Stock"), including the associated preferred stock purchase rights (the "Rights", and together with the shares of Sepracor Common Stock, each a "Share" and collectively, the "Shares"), of Sepracor Inc., a Delaware corporation ("Sepracor"), at a purchase price of $23.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 15, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer Price will be subject to any required withholding of taxes. Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company N.A. (the "Depositary") will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Offeror intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 13, 2009, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares, that, considered together with all other Shares, if any, beneficially owned by DSP or its subsidiaries represents at least a majority of the total number of shares of Sepracor Common Stock then outstanding on a fully diluted basis (the "Minimum Tender Condition") (generally, for purposes of determining whether or not the Minimum Tender Condition has been satisfied, shares of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise or conversion price in excess of $26.00 per share, as well as shares of restricted stock and options which have not vested and will not vest as a result of the purchase by Offeror of Shares validly tendered and not properly withdrawn pursuant to the Offer, will be excluded from the "fully diluted" calculation) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

        Offeror is making the Offer pursuant to the Agreement and Plan of Merger, dated as of September 3, 2009 (the "Merger Agreement"), among DSP, Offeror and Sepracor. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into Sepracor (the "Merger"), with Sepracor continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of DSP (the "Surviving Corporation"). At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law (as amended, the "DGCL") and any Shares held by DSP, Offeror or Sepracor or any of their respective subsidiaries) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest. The Merger Agreement provides that all options to acquire shares of Sepracor Common Stock outstanding immediately prior to the Merger Effective Time, whether or not fully vested and exercisable, will become fully vested immediately prior to the Merger Effective Time and will be canceled as of the Merger Effective Time, and each holder of an option will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per share amount paid in the Merger over the per share exercise price of such option multiplied by the number of shares of Sepracor Common Stock issuable upon exercise of such option. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

        The Board of Directors of Sepracor (the "Sepracor Board") has unanimously (i) declared that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sepracor's stockholders (other than DSP, Offeror and their respective affiliates) and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE SEPRACOR BOARD UNANIMOUSLY RECOMMENDS THAT SEPRACOR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To the knowledge of Sepracor, to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, as amended, each executive officer and director of Sepracor currently intends to tender all Shares over which he or she has sole dispositive power, except for one director who, because of a purchase of Shares on the open market made within the last six months, will not tender Shares over which he or she has sole dispositive power.

        The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, October 13, 2009 (such time and date, or the latest time and date to which the Offer may be extended, the "Expiration Date"), unless Offeror extends the Offer. Offeror may not extend the Expiration Date without the prior written consent of Sepracor other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, (2) if, on or prior to the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, in which event Offeror is required to extend the Offer for one or more periods of up to 10 business days each until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price. In no event may the Offer be extended by Offeror beyond January 22, 2010 without the prior written consent of Sepracor. Any extension of the Offer will be followed by a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        Offeror reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that Sepracor's prior written consent is required for Offeror to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change or waive the Minimum Tender Condition; provided, that DSP and Offeror may, at their sole discretion, waive the Minimum Tender Condition to the extent (but only to the extent) that the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by DSP or any subsidiary of DSP, equals at least a majority of the shares of Sepracor Common Stock outstanding on a fully diluted basis on the date of purchase (where, for purposes of this proviso "fully diluted" has the same meaning as in the Minimum Tender Condition, except that it also excludes shares of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise or conversion price per share in excess of the Offer Price), (iv) extend or otherwise change the Expiration Date (except to the extent required or permitted in the Merger Agreement), (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer other than the Offer Conditions or (vii) amend, modify or supplement any of the conditions to the Offer set forth in Section 15 of the Offer to Purchase or terms of the Offer in any manner adverse to the holders of Shares, or that would reasonably be expected to prevent, materially delay or impair the consummation of the Offer or the Merger.

        If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived and Offeror has accepted for payment all Shares tendered in the Offer, Offeror expressly reserves the right to provide a subsequent offering period following the Expiration Date (a "Subsequent Offering Period") during which stockholders may tender any Shares not tendered in the Offer. Additionally, if at the time Offeror first accepts payment for Shares, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 70% but less than 90% of the then outstanding Shares, Offeror must, upon Sepracor's request, provide a Subsequent Offering Period of at least 10 business days. Offeror will immediately accept and promptly pay for Shares as they are tendered in the Subsequent Offering Period. Shares tendered during the Subsequent Offering Period may not be withdrawn. If Offeror elects (or is required) to provide or extend a Subsequent Offering Period, Offeror will make a public announcement of such provision or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

        In order to take advantage of the Offer, you should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee to tender your Shares. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

        For purposes of the Offer, Offeror will be deemed to have accepted for payment Shares tendered when and if Offeror gives oral or written notice of Offeror's acceptance to the Depositary. Offeror will pay for Shares accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders. Under no circumstances will Offeror pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

        Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn after November 13, 2009. For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the properly withdrawn Shares. Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, properly withdrawn Shares may be re-tendered at any time before the Expiration Date by again following the tender procedures described in the Offer to Purchase.

        The exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        Sepracor has provided to Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

        Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to Georgeson Inc., the information agent for the Offer (the "Information Agent"), at its address and telephone numbers set forth below and will be furnished promptly at Offeror's expense. Questions can also be forwarded to Thomas Weisel Partners LLC, the dealer manager for the Offer (the "Dealer Manager"), at its address and telephone numbers set forth below. Neither DSP nor Offeror will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent, the Depositary and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

199 Water Street — 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
Call Toll Free: 888-877-5330

The Dealer Manager for the Offer is:

Thomas Weisel Partners LLC
One Montgomery Street
San Francisco, CA 94104
Local Number: (415) 364-2663
Toll-Free Number: (866) 897-2663

September 15, 2009

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  Exhibit (a)(1)(G)